Exhibit 99.1

February 3, 2017	FOR IMMEDIATE RELEASE

ENERGY XXI GULF COAST ANNOUNCES

EXECUTIVE LEADERSHIP CHANGES

Chairman Michael S. Reddin Appointed Interim CEO

Senior E&P Executive Scott M. Heck Appointed COO

HOUSTON, TX – Energy XXI Gulf Coast, Inc. (“EGC” or the “Company”), a leading independent oil and natural gas production company and one of the largest operators on the Gulf of Mexico shelf, today announced that Michael S. Reddin has been appointed interim Chief Executive Officer (“CEO”) and President, effective immediately. This follows the decision by John D. Schiller to depart from his roles as Director, CEO and President of EGC. Mr. Schiller has agreed to serve as an advisor to the Board during the transition.

“Having completed the financial restructuring of Energy XXI late last year and positioned it for success in the future, the Board and I have agreed that it is a good time to transition the leadership of the Company,” said Mr. Schiller. “It has been a privilege to lead the men and women of this Company, and I wish the organization nothing but great success.”

Additionally, the Board has appointed Scott M. Heck to join the EGC team as the Company’s new Chief Operating Officer (“COO”). Mr. Heck has over 36 years of experience in upstream oil and gas engineering and leadership roles with Tenneco Oil Company, Hess E&P, and Bennu Oil & Gas LLC, the last 14 of which have been in senior executive roles with extensive offshore accountabilities. Mr. Heck succeeds Antonio de Pinho, who also has elected to pursue other interests.

Further, EGC’s Chief Financial Officer (“CFO”) Bruce Busmire will be departing to pursue other interests. Chief Accounting Officer Hugh Menown will become the interim CFO.

“On behalf of the EGC Board and the entire Company, I want to thank John for his vision in establishing the original Energy XXI platform 12 years ago, and congratulate him for assembling a terrific asset base and team. I also want to thank Bruce and Antonio for their service and contributions to the Company. I wish them all the very best in their future endeavors,” said Mr. Reddin.

The Company’s Board of Directors (the “Board”) has initiated a thoughtful and thorough process to identify the full-time successor to the role of CEO and President, with both internal and external candidates being considered.

In light of Mr. Reddin’s interim dual role as Chairman and CEO, the Board has appointed Jay Swent to serve as Lead Independent Director. An existing EGC Board member, Mr. Swent has more than 35 years of global business and senior leadership experience.

Mr. Reddin concluded: “The Board and leadership of EGC are excited about the opportunities we see to exploit the Company’s material asset base and improve margins, combining to create significant stockholder value in the coming months and years. We are confident that the changes announced today will assist in that journey.”

Mr. Reddin, who was appointed to serve as Chairman of EGC’s Board in 2016, is a seasoned oil and gas executive who most recently served as the Chairman, CEO and President of Davis Petroleum Corporation. Prior to that, he served as CEO of Kerogen Resources, Inc., Vice President of BP America’s Gulf of Mexico business unit, and in various leadership and technical roles with Vastar Resources, Inc., including several years managing assets on the Gulf of Mexico shelf.

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Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including those relating to the intent, beliefs, plans, or expectations of EGC are based upon current expectations and are subject to a number of risks, uncertainties, and assumptions. It is not possible to predict or identify all such factors and the following list should not be considered a complete statement of all potential risks and uncertainties relating to emergence from Chapter 11 or a change in EGC’s senior management team, including, but not limited to: (i) the effects of the departure of EGC’s senior leaders on the Company’s employees, suppliers, regulators and business counterparties, (ii) the ability of the Company to hire a permanent CEO, including how long that process may take, (iii) any effects from the same person’s serving, on an interim basis, as both Chairman of the Board and the CEO at the same time, (iv) the effects of the bankruptcy filing on EGC and on the interests of various constituents, (v) the potential adverse effects of the Chapter 11 proceedings on liquidity or results of operations, (vi) increased advisory costs to execute the reorganization, (vii) the uncertainty that any trading market for our common stock will exist or develop in the over-the-counter markets in the future, (viii) the impact of restrictions in the exit financing on EGC’s ability to make capital investments and pursue strategic growth opportunities, and (ix) and other risks and uncertainties. These risks and uncertainties could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. For a more detailed discussion of risk factors, please see Part I, Item 1A, “Risk Factors” of EGC’s most recent Annual Report on Form 10-K for the year ended June 30, 2016 and Part II, Item 1A of EGC’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 for more information.  EGC assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

About the Company

Energy XXI is an independent oil and natural gas development and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company’s properties are located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. To learn more, visit the Energy XXI website at www.EnergyXXI.com.

Investor Relations
Lee Pacchia
(212) 810-2733
ir@energyxxi.com

Media Only
Teddy Novin
(202) 253-1860
tnovin@kincadecommunications.com